TO TENNEY SHAREHOLDERS:

      Tenney Engineering, Inc. in 1994 had revenues of $7,159,000 as compared to $7,564,000 in 1993, which included approximately $800,000 in sales of the environmental test chambers now being manufactured under license and being marketed under the name of "Tenney Environmental."

The year was momentous:

 * Third and fourth quarters of 1994 resulted in operating profits totaling $92,000, as compared to the same period in 1993 which sustained operating (losses) of $(1,109,000). DynaTenn was profitable in 1994 and increased sales over 1993 and the backlog of orders should result in profits for 1995. The Service Division also increased its sales level.

 * For the year 1994 the Company had a net profit of $1,146,000, compared to the net (loss) of $(2,319,000) in 1993.

 * A settlement was reached with our Bank wherein the Company conveyed its real property in Union, New Jersey, to the Bank and received a substantial reduction of debt due. The settlement agreement enabled the Company to recognize a gain of $1,460,000 on the exchange of real estate and forgiveness of debt in the amount of $224,000 for the year ended December 31, 1994. By meeting the agreement requirements, the Company, during 1995, will be able to recognize $869,000 of additional forgiveness of debt. Operating costs have been substantially reduced and are now based on a fixed yearly rental for space used.

      Our continuing business includes our DynaTenn, Inc. (d/b/a DynaVac) subsidiary as well as our Service Division, in addition to fees earned from the
licensing of the "Tenney" name in the United States and abroad. Through its DynaTenn subsidiary, Tenney continues to engineer, design and manufacture its custom vacuum equipment, providing equipment and services to a wide range of industries. Primary market concentrations are in optical coating, space simulation systems and components for the aerospace industry and medical labware
processing equipment.   The Service Division continues servicing,
refurbishing,
upgrading and installing of environmental equipment.

  In August of 1994 the Company named Martin Pelman as Vice President, Finance and Chief Financial Officer.

  On February 1, 1995, Walter Gottesman resigned from the Board of Directors. Walter had been with the Company since 1952 and first became a director in 1965.
Sincere thanks are expressed for his many years of loyal dedication.

      Thanks for your continued support.

                           Sincerely,



                           Robert S. Schiffman
                           Chairman, President and
                           Chief Executive Officer

March 31, 1995
                            TENNEY ENGINEERING, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                         DECEMBER 31, 1994
                                                   (In thousands of dollars)
                    ASSETS
Current assets:
  Cash and cash equivalents                             $     842
  Accounts receivable, net                                  1,164
  Current portion of installment receivables                  128
  Inventories                                                 284
  Prepaid expenses and other current assets                    86
        Total current assets                                2,504

Equipment, net                                                139
Installment receivables, noncurrent portion                   258
Other assets                                                  138
        Total Assets                                    $   3,039

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Note payable - bank and current portion of
                            long-term debt              $     590
Debt deficiency - deferred forgiveness                        869
  Accrued payroll and payroll taxes                           125
  Billings in excess of estimated revenue
                           on  long-term contracts            721
 Pension obligation, current portion                          222
        Total current liabilities                           3,875

Long-term debt, noncurrent portion                             36
Pension obligation, noncurrent portion                        280
        Total liabilities                                   4,191

Commitments and contingencies

Stockholders' equity (deficiency):
  Preferred stock $1.00 par value:
    Authorized 1,000,000 shares
    Issued and outstanding - none
  Common stock $.10 par value:
    Authorized 10,000,000 shares
    Issued 3,694,980 shares                                   369
  Additional paid-in capital                                1,960
  Retained earnings (deficit)                              (3,444)
                                                           (1,115)
  Less treasury stock, 9,388 shares, at cost                   37
        Total stockholders' equity (deficiency)            (1,152)
        Total liabilities and stockholders'
                           equity (deficiency)          $   3,039

See Notes to Consolidated Financial Statements.
TENNEY ENGINEERING, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                       1994          1993
                                                  (In Thousands of Dollars
                                                  Except per Share Amounts)
Net revenue:
  Product and product related                        $ 5,108       $ 5,584
  Service                                              1,448         1,322
  Parts                                                  603           658
    Totals                                             7,159         7,564

Cost of sales:
  Product and product related                          4,256         5,554
  Service                                                920         1,017
  Parts                                                  278           415
    Totals                                             5,454         6,986

Gross profit                                           1,726           578

Other expenses:
  Selling and administrative expenses                  1,942         1,961
  Provision for loss on restructuring                    (28)          530
    Totals                                             1,914         2,491

(Loss) from operations                                  (209)       (1,913)

Other income (expense):
  Interest expense                                      (367)         (454)
  Gain on exchange of property in lieu of
    foreclosure                                         1460            -
  Other income, net                                       66            48
    Totals                                             1,159          (406)

Income (loss) before income taxes and
  extraordinary items                                    950        (2,319)

Income taxes                                             (24)           -

Income before extraordinary items                        926            -

Extraordinary item - gain on restructuring
  of debt net of income tax of $4 thousand               220            -

Net income (loss)                                    $ 1,146       $(2,319)

Net income (loss) per common share before
  extraordinary items                                $  0.25       $ (0.63)

Extraordinary item per common share                     0.06            -

Net income per common share                          $  0.31       $ (0.63)

Exercise of options would not be dilutative.
See Notes to Consolidated Financial Statements.
TENNEY ENGINEERING, INC.
                                AND SUBSIDIARIES


     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                     YEARS ENDED DECEMBER 31, 1994 AND 1993
                            (In Thousands of Dollars)
                                      Additional  Retained         Less
                      Common Stock      Paid-in   Earnings    Treasury Stock
                    Shares     Amount   Capital   (Deficit)   Shares   Amount   Totals

Balance January 1,
  1993              3,677,480  $  368  $  2,053  $ (2,271)    32,888  $  135   $     15

Net loss                                           (2,319)                       (2,319)

Issuance of common
  stock                17,500       1       (93)             (23,500)    (98)         6

Balance December
  31, 1993          3,694,980     369     1,960    (4,590)     9,388      37     (2,298)

Net income                                          1,146                         1,146

Issuance of common
  stock

Balance December
  31, 1994          3,694,980  $  369  $  1,960  $ (3,444)     9,388   $  37   $ (1,152)



See Notes to Consolidated Financial Statements.
TENNEY ENGINEERING, INC.
                                AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                   1994         1993
Operating activities:                                          (In Thousands of Dollars)
  Net income (loss)                                              $ 1,146      $(2,319)
  Adjustments to reconcile loss to net cash
    provided by (used in) continuing operations:
    Depreciation and amortization                                    132          190
    Provision for restructuring                                      (89)        (197)
    Provision for pension withdrawal liability                       (28)         530
    Provision for inventory write-downs                              200          195
    Provision for bad debts                                           50          106
    License and related fees                                          -           160
    Gain on sale of:
      Property and equipment                                          -           (11)
    Gain on exchange of property
      in lieu of foreclosure                                      (1,460)          -
    Gain of debt forgiveness, principal and interest                (289)
    Changes in operating assets and liabilities:
      Accounts and installment receivables                           141        1,467
      Inventories                                                    428        1,319
      Prepaid expenses and other current assets                      (23)          47
      Other assets                                                   (90)          (5)
      Accounts payable and other liabilities                         196         (572)
      Accrued payroll and payroll taxes                              (41)        (266)
      Billings in excess of estimated revenues                       667            6
      Deferred income                                                 -          (320)
         Net cash provided by continuing operations                  940          330

Investing activities:
  Proceeds from sale of:
    Property and equipment                                            -           111
  Acquisition of equipment                                           (42)          (4)
  Environmental compliance costs                                      -           (86)
         Net cash provided by (used in) investing activities         (42)          21

Financing activities:
  Payments of note payable and long-term debt                       (345)        (404)
  Proceeds from issuance of common stock                              -             6
         Net cash used in financing activities                      (345)        (398)

Net increase (decrease) in cash and cash equivalents                 553          (47)

Cash and cash equivalents, beginning of year                         289          336

Cash and cash equivalents, end of period                         $   842      $   289

Supplemental disclosure of cash flow information:
  Interest paid                                                  $    37      $   454

See Notes to Consolidated Financial Statements.

Note 1 - Summary of accounting policies:
Principles of consolidation:
 The consolidated financial statements include the accounts of Tenney Engineering, Inc. (the "Company") and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Net Revenues:
 Revenue from product sales and short-term contracts and services are recognized when the transactions are consummated. The Company generally recognizes revenue on long-term, large installation contracts under the percentage of completion method. Under this method, revenue is recognized according to the ratio of costs incurred to currently estimated total contract costs. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recorded.

 Product and product-related net revenue includes revenue from the Company's manufacturing operation, including the discontinued activities (see Note 3), license and technology fees and rental income. Service revenue includes revenue from the servicing and installation of environmental equipment and from the services provided under the Leased Employee Agreement with the Licensee (see Note 4). Parts revenue includes revenue from the sale of replacement and spare parts for equipment previously manufactured by the Company as well as equipment now being manufactured by the Licensee.

Cash equivalents:
 The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories:
 Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process inventories are stated at actual production cost, including factory overhead.

Machinery and equipment:
 Machinery and equipment are carried at cost, less accumulated depreciation. Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets. Estimated useful lives vary from 3 to 10 years.

Research and development costs:
 Costs and expenses related to research and product development are expensed as incurred. Research and development costs aggregated approximately $0 and $10,000 1994 and 1993, respectively.

Gain (loss) per common share:
 Gain (loss) per common share is computed based on the weighted average number of common shares outstanding during the year. The assumed exercise of outstanding stock options would not have a significant effect on the per share computations. The weighted average number of common shares outstanding was 3,685,592 in 1994 and 3,670,502 in 1993.



Note 2 - Going concern considerations:
Financial condition and results of operation:
 As shown in the accompanying consolidated financial statements, the Company, until the year ended December 31, 1994, had suffered recurring losses from continuing operations which resulted in a deterioration of the Company's consolidated financial condition. Net income in 1994 resulted in a reduction of any further deterioration of the Company's consolidated financial condition.

 During 1993 with the cessation of manufacturing operations at the Union Facility (see Note 3), the Company placed the property for sale and recorded the asset with a net book value of approximately $401,000 as property held for sale. During 1994, the Company failed to make certain payments due under the term note (see Note 9), and started to negotiate with the bank asking for relief. During the fourth quarter the bank started legal proceedings to protect its security position under the security agreement and cure the default. On December 12, 1994, the bank and the Company signed a settlement agreement in which the Company conveyed to the bank the title in the real estate located at Union and reduced total debt significantly (see Note 9).

   As at December 31, 1994, the Company completed two years under the license agreement, and the licensee has performed its obligations, for the most part, under the various agreements incorporated under the license agreement (see
 Note 3).

   The accompanying Consolidated Financial Statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Significant obligation:
   As discussed in Notes 3 and 12, with the cessation of its manufacturing operations at the Union Facility, the Company received a revised notification for payment of a withdrawal liability from its union employees' multi-employer pension plan in the amount of approximately $502,000. The Company has engaged counsel to advise it with respect to this matter. The Company must reduce or eliminate its multi-employer pension liability and/or obtain favorable installment payment terms. Failure to achieve such reduction or to obtain favorable installment payment terms will have a material adverse effect on the Company.

Note 3 - Restructuring:
  The Company in February, 1993, ceased manufacturing operations at its Union Facility. The Company's operations now consist of manufacturing, through one of its wholly owned subsidiaries, diversified vacuum systems for space simulation, optic coating and plasma treatment for medical labware, the servicing and installation of environmental equipment, and earning license and technology fees.

 In connection with the cessation of manufacturing at the Union Facility, the Company received, during the fourth quarter of 1993, a demand for payment of a withdrawal liability from its union employees' multi-employer pension plan in the amount of approximately $530,000, to be paid in quarterly payments starting in January, 1994. The Company engaged counsel to advise it in these matters and made a provision for this amount in the 1993
 Consolidated Financial Statements. The Company failed to make the first payment when due in January 1994.
 In March 1994 the Company received notice that they were in default.
 In May 1994 the Company proposed an amount significantly less than the original amount of $530,000. In June 1994 the Company received notification from the fund rejecting the Company's offer. In November the Company submitted another offer, still significantly less than the original amount requested by the fund, and in addition tendered a monthly payment less than the original periodic payment request. The Company continues to tender these periodic payments. In December
 1994 the Company received from the fund a modified calculation of the withdrawal liability in the amount of approximately $502,000.
 The Company is negotiating a solution with the fund through legal counsel and accordingly have classified the provision as being current and non-current. (See Note 12.)

 The Company reported a net income of $1,146,000 and a net (loss) of $(2,319,000) for the years ended December 31, 1994 and 1993, respectively. The table below presents the Company's consolidated net revenue and gross profit for those periods, and the estimated portions thereof attributable to its continuing activities and the activities that have been discontinued. For financial accounting purposes, the discontinued activities are considered to be a portion of the same business segment as those of the continuing activities and, accordingly, have not been reflected as a discontinued operation in the Company's consolidated financial statements.

                                                                   1994         1993

                                                                     (In Thousands
                                                                        of Dollars)
              Net revenue:
                 Continued activities                           $ 6,845      $ 6,500
                 Discontinued activities                            314        1,100

                    Totals                                      $ 7,159      $ 7,600

              Gross profit:
                 Continuing activities                          $ 1,746      $ 1,400
                 Discontinued activities                            (20)        (800)

                   Totals                                      $ 1,726      $   600


Note 4 - License agreement:
 Concurrent with the Company's announcement to discontinue manufacturing at the Union Facility, the Company entered into a six-year licensing agreement with a privately owned manufacturer (the "Licensee") of environmental conditioning equipment. The terms of the agreement, among others, provide for: the Licensee to manufacture and sell environmental test chambers and other equipment under the Tenney name with the Company also retaining the right to manufacture such products; the Company to receive license fees (up to a maximum of $1,900,000) equal to 5% of qualifying sales during the term of the agreement with specified minimum amounts payable annually; an option for the Licensee to purchase the Company's rights, title and interest in the Tenney trademark for $100,000 at the end of the license term in the event the Company is no longer manufacturing such products;
 the Company to perform all servicing and installation of the aforementioned equipment; a two-year lease of a portion of the Union Facility for annual rent of $40,000, payable quarterly, which expired on December 31, 1994, and perform other Company obligations related to the Technology Transfer Agreement (see Note 14). The agreement further requires the Licensee to purchase annually, from a former subsidiary of the Company, depending on market conditions, certain minimum amounts of inventory with cash payments thereon being made directly to the Company (see Note 6).
 In addition, the Company entered into a four-year consulting agreement with the Licensee whereby, for an annual fee of $120,000, the Company will make the services of the Company's president available to the Licensee for a specified period of time (see Note 13).

 In 1994 and 1993, the Company earned License fees of approximately $275,000 and $319,000, respectively. Net revenue for 1994 and 1993 also includes rental income of $40,000 and consulting revenue of $121,000 and $120,000, respectively. Purchases by the Licensee from the Company's former subsidiary in 1994 and 1993 totaled approximately $2,400 and $68,000, respectively.

 The Licensee, in order to reduce its past due obligations to the Company, has made weekly payment commitments to the Company in amounts less than required under the various agreements. As at December 31, 1994, the Licensee has become current with its obligations and weekly payment commitments stopped during February, 1995. At December 31, 1993, the Company and Licensee were disputing certain invoices. This dispute was resolved in 1994 and the provision provided for in 1993 proved adequate and was closed. Any future payment delays constitute an event which would permit the Company to declare a default under and to terminate the License Agreement and other agreements with the Licensee. These rights the Company has not exercised to date.

Note 5 - Accounts receivable:

           Accounts receivable consist of the following:
                                                                1994
                                                           (In Thousands
                                                             of Dollars)
              Accounts receivable, billed                     $1,191
              Due from Licensee, net                              60
                                                               1,251
              Allowance for doubtful accounts                     87

                Totals                                        $1,164

 At December 31, 1994, sales recognized on the percentage of completion method approximated $4,339,000.


Note 6 - Note receivable:
 In December 1992, the Company sold all of the outstanding stock of its wholly-owned insulated enclosure subsidiary, Gloekler Refrigerator Company ("Gloekler") for aggregate consideration of approximately $858,000, of which $300,000 was cash. The balance was evidenced by installment receivables which provide for payments by Gloekler either in cash or by credits issued for inventory purchases through 2005. The receivables, which have been discounted to reflect imputed interest are secured by a second lien on all of Gloekler's assets including the common stock and are personally guaranteed by the purchaser.

Note 7 - Inventories:
           Inventories consist of the following:

                                                                        1994
                                                                   (In Thousands
                                                                     of Dollars)

    Raw materials                                                     $  611
    Work in process                                                      115
                                                                         726
    Less:
    Customer advances on contracts included
       in work in process                                                 68
   Provsion for write-downs to estimated
       realizable value                                                  374

         Totals                                                       $  284

  Accumulated costs on long-term contracts recognized by the percentage of completion method (see Note 5) were approximately $3,514,000 and $5,116,000 in 1994 and 1993, respectively.

Note 8 - Property:
 At December 31, 1993, land and building of approximately $401,000, net of accumulated depreciation of $1,118,000, had been reclassified to property held for sale. In October 1993, the Company received the necessary governmental approvals to permit the sale of the Union Facility. Costs associated with obtaining the approval have been capitalized
 (see Notes 3 and 9).

 On December 12, 1994, in accordance with the Settlement Agreement, the Company conveyed to the bank the title to all real estate located in Union, with a net book value of approximately $340,000 net of accumulated depreciation (see Notes 3 and 9).

 In conjunction with the conveyance of the property, the Company entered into a Use and Occupancy Agreement for approximately 9,500 square feet of space at an annual rental of $50,000 and 25% of building operating costs (excluding real estate taxes). The term of the Use and Occupancy Agreement is on a monthly basis and the termination date is dependent upon the bank selling the property (see Note 9).

Note 9 - Short-term note payable:
 The Company was indebted to First Fidelity Bank, N.A. (the "Bank") in the amount of $1,020,000 principal at June 30, 1994, pursuant to a line of credit agreement evidenced by a promissory note (the "Term Note"), the maturity date of which had been extended from time to time. The Company was also indebted to the Bank in the amount of $2,480,474 principal pursuant to a mortgage loan. The Company had not been current in making interestor amortization payments to the Bank since
 April 1, 1994. As of June 1, 1994 the Company and the Bank entered into a forbearance agreement whereby the Bank agreed, subject to certain conditions which were met, not to exercise certain of its rights under the line of credit and mortgage loan agreements until June 30, 1994. The loans were secured by a mortgage on the Company's real property in Union, New Jersey, and a security interest in substantially all of the Company's other assets.
 As of September 30, 1994, the Company was indebted to the Bank in the amount of $1,017,648 principal, pursuant to the line of credit agreement, and $2,480,474 principal, pursuant to the mortgage loan. On October 13, 1994, the Bank commenced an action against the Company seeking to enforce its rights with respect to such obligations.

 As of December 12, 1994, the Company was indebted to the Bank in the amount of $1,017,648 principal, pursuant to the line of credit agreement, and $2,480,474 principal pursuant to the mortgage loan, in addition to $260,541 in interest and fees. The Company and the Bank entered into a Settlement Agreement as at December 12, 1994, in which the Company conveyed the title to the real estate located in Union, for a credit of $1,800,000 against the total indebtedness of $3,758,663, the remaining balance of $1,958,663 was converted to a non-interest
 Note due September 30, 1995, in the amount of $800,000, payable $200,000 in December, 1994, and the balance of $600,000 due in nine monthly non-interest -bearing amounts of $66,667, and forgiveness of debt of $1,158,663. The original Term Note security in substantially all the Company's assets remains in effect, until 93 days after the date of the last payment.
 Upon failure to pay any amount when due, after a five-day remedy period, the Bank may obtain a writ or other appropriate action to attach or seize assets of the Company to satisfy the total remaining amount due, including interest from the date of default. As at December 31, 1994, the Company prepaid $45,000 of the January 31, 1995, payment, which reduced the balance of the Term Note to $555,000. The forgiveness of $1,158,663 may be recognized quarterly upon the Company's completion of paying the monthly amounts when due. During December 1994 the Company paid $200,000 and accordingly recognized forgiveness of approximately $289,666 principal and interest.

Note 10 - Income taxes:
 Effective January 1, 1993, the Company has adopted the Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. The new standard requires the Company to reflect on its balance sheet the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. The Company has not reflected any future tax benefits on its balance sheet as the value of the deferred tax asset resulting from the net operating loss carryforwards was offset by a valuation allowance of equal amount.

 At December 31, 1994, the Company has available, for tax reporting purposes, net operating loss carryforwards of approximately $4,200,000, which expire through 2008.

 The components of income tax expenses are:

                                                                1994     1993
                                                                 (In Thousands
                                                                   of Dollars)
           Income taxes currently payable:
              Federal income tax - regular                     $ 600       -
              Federal alternative minimum tax                     28       -
              State income tax                                   165       -
              Tax benefit arising from carryforward
              of net operating losses                          $(765)      -

                1994 Income Tax Expenses                      $  28        -
Note 10 - Income taxes (concluded):
 The income tax expense in 1994 results from the federal alternative minimum tax rate of 20%, which was allocated as follows:

                                                              1994
                                                         (In Thousands
                                                           of Dollars)

              Income before extraordinary item               $  24
              Extraordinary item                                 4

                1994 Income Tax Expenses                     $  28


Note 11 - Common stock:
 In 1991, the Company's incentive stock option plan for officers and key employees expired except for then outstanding options. The plan provided that options could be granted from time to time at a price of not less than 100% of the fair market value of the common stock as of the date of grant for officers and employees who own less than 10% of the voting stock of the Company and 110% of fair market value for those officers and employees who own more than 10% of the voting stock (affiliate employees). Options granted are exercisable immediately and terminate no later than ten years from date of grant (five years from date of grant for affiliate employees).

           A summary of plan transactions follows:
                                                         Number of        Option Price
                                                          Shares           per Share

              Outstanding and exercisable - January
                1, 1992                                   199,500      $.1875  - $.34375
              Cancelled                                   (15,000)          $.3125
              Exercised                                   (12,000)          $.1875

              Outstanding and exercisable - December
                31, 1992                                  172,500      $.1875  - $.34375
              Cancelled                                   (41,500)     $.1875  - $.31250
              Exercised                                   (57,500)     $.1875  - $.31250

              Outstanding and exercisable - December
                31, 1993                                   73,500      $.31250 - $.34375
              Cancelled                                   (16,500)          $.31250

              Outstanding and exercisable - December
                31, 1994                                   57,000      $.31250 - $.34375

  On February 3, 1995, the Board of Directors of the Company approved a new ten-year incentive stock option plan for officers and key employees in the amount of 400,000 shares, to be put up for a vote of approval at the Annual Meeting to be held on May 26, 1995.


Note 12 - Retirement and pension plans:
 The Company maintains a retirement plan for salaried employees (the
 "Salaried Plan") which provides for defined benefits. The Company's funding policy is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974. In June 1989, the Company amended the Salaried Plan so that benefits would no longer accrue and subsequent to that date contributions have not been required due to the overfunded status of the Salaried Plan. The Company accounted for the curtailment in 1989 pursuant to Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits."

 The following table sets forth the funded status of the Salaried Plan assuming a discount rate of 7.5% at December 31, 1994:

                                                                        1994
                                                                   (In Thousands
                                                                     of Dollars)
              Actuarial present value of projected benefit obligation
                including vested benefits of $583,000                    $584
              Plan assets at fair value, primarily insurance contracts    661

              Plan assets in excess of projected benefit obligation
                consisting entirely of unrecognized net gain             $ 77

           The expected long-term rate of return on assets was 7.5%.

 Union employees were included in a separate multi-employer pension plan to which the Company made monthly contributions in accordance with a contractual union agreement based on monthly hours worked. Related pension expense amounted to approximately $0 and $11,000 in 1994 and 1993, respectively.
 Due to the cessation of manufacturing operations at the Company's Union
 Facility (see Note 3), the Company ceased being a participant in the multi-employer pension plan in February 1993. Under the Multi-Employer
 Pension Plan Amendments Act of 1980, the Company may, under certain circumstances, become subject to liabilities in excess of contributions made under its collective bargaining agreement. Generally, a liability may be incurred upon the termination, withdrawal or partial withdrawal from an underfunded plan which would be based upon a formula specified by the plan.

 During the fourth quarter 1993, the Company received a demand from the Sheet
 Metal Workers' National Pension Fund (the "Fund"), that it make payment of
 $529,743.28 as a result of the Company's withdrawal from the Fund. The demand is for 18 quarterly payments of $33,879.28 except for a final payment of $32,797.59, with the initial payment to be made by January 19, 1994. The Company engaged counsel to advise it in these matters and made a provision for this amount in the 1993 Consolidated Financial Statements.
 The demand also states that the amount due is subject to adjustment for performance of the Fund during 1992.

 The Company did not make the January 19, 1994 payment.  In a letter dated
 March 16, 1994, the Fund advised the Company that it was delinquent in making its first withdrawal liability payment and that failure to correct the delinquency within sixty days will constitute a default. If a default is declared, the Fund can bring suit to collect the delinquent withdrawal liability payment(s) and/or the full amount of the withdrawal liability due.

 In May 1994 the Company proposed an amount significantly less than the original amount of $530,000. In June 1994 the Company received notification from the fund rejecting the Company's original offer. In November the Company submitted another offer, still significantly less than the original amount requested by the fund, and in addition tendered a monthly payment less than the original periodic payment request.
 The Company continues to tender these periodic payments.  In December
 1994 the Company received from the fund a modified calculation of the withdrawal liability in the amount of approximately
 $502,000. The Company is negotiating a solution with the fund through legal counsel and accordingly have classified the provision as being current and non-current.

 If the Company is unable to substantially reduce the amount being demanded and/or obtain favorable installment payment terms, it will have a material adverse effect on the Company. The balance sheet presentation of the obligation to the Fund reflects the obligation being due in installments.

Note 13 - Commitments and contingencies:
  Employment agreement:
 In connection with the license agreement which provides for the Company to receive $120,000 annually pursuant to a consulting agreement (see Note 4), the Company entered into a four-year employment agreement with its president which requires a minimum annual salary of $200,000 commencing in 1993.

  Lease commitment:
 DynaTenn, Inc. (d/b/a "DynaVac"), a wholly-owned subsidiary which manufactures diversified industrial vacuum equipment, leases its facility in Weymouth, Massachusetts under an operating lease which expired in December
 1994. DynaVac renewed the lease on a monthly basis upon expiration. Rent charged to operations under this lease approximated $60,000 and $58,000 in 1994 and 1993, respectively.

           Contingencies:
 The Company is involved in various lawsuits, most of which are covered by insurance and subject to deductible amounts. Management believes that the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial condition.


Note 14 - Technology Transfer Agreement:
 In April 1991, the Company entered into a Technology Transfer Agreement (the
 "Technology Agreement") with an entity in the People's Republic of China for an eight-year period. The Technology Agreement requires the Company to provide certain technology to assist the purchaser in developing and producing environmental chambers. Provisions of the Technology Agreement include time tables during which the technology will be transferred and training will be provided. In addition, should the purchaser be successful in developing and producing products, of which there is no guarantee, the Technology Agreement contains provisions relating to the future purchase of these products by the Company and places restrictions on the purchaser's sale of products within the Company's marketplace.
 In conjunction with the license agreement (see Note 4), the Licensee agreed to perform certain of the Company's obligations under the Technology Agreement, including the purchase of products.

 The aggregate contract amount under the Technology Agreement is $1,200,000, which is secured by a letter of guarantee. Payments occur upon the completion of certain milestones and revenue is recognized as earned.
 Payments from this contract totalled approximately $0, $149,000, $165,000 and $360,000 in 1994, 1993, 1992 and 1991, respectively.  During 1994 and 1993, the Company recognized in net revenue approximately $20,000 and $84,000, respectively, under the Technology Agreement. Related expenses approximated $0 and $67,000 in 1994 and 1993, respectively.


Note 15 - Other income and (expense):

           Other income and (expense) consist of the following:

                                                         1994           1993
                                                            (In Thousands
                                                              of Dollars)

              Interest expense                       $ (367)        $ (454)
              Gain on:
                 Exchange of property in lieu
                  of foreclosure (A)                  1,460             -
                Equipment                                -              11
              Interest income                            23             35
              Other, net                                 43              2

                Totals                               $1,159         $ (406)

(A) On December 1, 1994, the Company entered into a Settlement Agreement with the Bank, which in part required the Company to convey to the Bank the title to the real estate, with a net book value of approximately
    $340,000, for a credit against the total indebtedness of $1,800,000, which resulted in a net gain of $1,460,000 for the year (see Note 9).


Note 16 - Extraordinary item
 Extraordinary item consists of gain on restructuring of debt net of income taxes. The Settlement Agreement also provided for the forgiveness of debt of $1,158,000, principal and interest, to be forgiven quarterly, if periodic quarterly payments totaling $200,000 are made timely. The
 Company in December of 1994 made the first required payment of $200,000, and recognized the forgiveness of $224,000 principal and $65,000 interest forgiveness was netted against interest expense for the year ended
 December 31, 1994 (see Note 9).


Note 17 - Major customer and concentrations of credit risk:
  Major customer:
 There was one major customer who accounted for net revenue in excess of 10% during the year ended December 31, 1994. During the year ended December
 31, 1993, the Company did not have any major customer who contributed more than 10% of net revenue.

           Concentrations of credit risk:
 The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, accounts receivable and inventories. The Company places its cash and cash equivalents in highly liquid instruments with high credit quality financial institutions.

 In general, the Company's accounts receivable result from its manufacturing and servicing operations and reflect a broad customer base to primarily large-sized companies both nationally and internationally. Also, the Company routinely assesses the financial strength of its customers. As a consequence, with the exception of the major customer noted above and amounts due from the Licensee, concentrations of credit risk are limited.

 The Company maintains cash balances at several financial institutions located in the Northeast. Accounts at each institution are insured by the Federal
 Deposit Insurance Corporation up to $100,000.  At December 31, 1994, the
 Company's uninsured cash balances total approximately $450,000.


Note 18 - Supplemental schedule of noncash investing and financing activities:
 During 1994 the Company exchanged property with a book value of approximately $340,000 for a credit against its bank indebtedness of $1,800,000.In addition, the Bank forgave approximately $224,000 of principal indebtedness (see Notes 15 and 16). In 1993, equipment and an equipment obligation totaling approximately $25,000 were assumed by the Licensee. In addition, treasury stock was issued for the exercise of stock options totaling
 30,000 common shares which were paid for by the tendering of 16,500 shares of the Company's common stock having an equal fair market value.



                                    *   *   *












          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Tenney Engineering, Inc.


      We have audited the accompanying consolidated balance sheet of Tenney
Engineering, Inc. and Subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity
(deficiency) and cash flows for the years ended December 31, 1994 and 1993.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tenney
Engineering, Inc. and Subsidiaries as of December 31, 1994, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company continues to incur losses from operations and has reported a net working capital deficiency and a net stockholders' equity deficiency, which have created substantial doubt about its ability to continue as a going concern. Managements' plans in regard to this matter are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                ZELLER WEISS & KAHN

Mountainside, New Jersey
March 29, 1995
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

During 1994, the restructuring that was started in 1992 was substantially concluded. As of December 12, 1994, the Company was indebted to its Bank lender in the amount of $1,017,648 principal, pursuant to a line of credit agreement, and $2,480,474 principal pursuant to a mortgage loan secured by a mortgage on the Company's Union, New Jersey facility, in addition to $260,541 in interest and fees. The Company and the Bank entered into a Settlement Agreement as at December 12, 1994, in which the Company conveyed the title to the real estate located in Union, New Jersey for a credit of $1,800,000 against the total indebtedness of $3,758,663. The remaining balance of $1,958,663 was converted to a non-interest Note due
September 30, 1995 in the amount of $800,000, payable $200,000 in December 1994 and the balance of $600,000 due in nine monthly non-interest-bearing amounts of $66,667, and forgiveness of debt of $1,158,663. The Bank's security interest in substantially all the Company's assets remains in effect, until 93 days after the date of the last payment. In the event the Company does not make the payments due under the Settlement Agreement, the Bank can demand payment of the total amount due of $1,958,667 reduced by the percentage paid under the Settlement Agreement and seek to enforce its security interest in substantially all the Company's assets. The forgiveness of $1,158,663 may be recognized quarterly upon the Company's completion of paying the monthly amounts when due. During December 1994 the Company paid $200,000 and accordingly recognized forgiveness of approximately
$289,666 principal and interest.  (See Note 9 of the Notes to Consolidated
Financial Statements.)
During the first quarter of 1995, the Company has paid to the Bank the first quarter payment requirement of $200,000, which entitles the Company to recognize a gain on debt forgiveness of approximately $289,600. The
Company has prepaid approximately $22,000 of the September 1995 monthly obligation.

During 1994, the Company has been able to generate a positive cash flow from operations.
At December 31, 1994, the Company's cash and cash equivalents totaled
$842,000 as compared to $289,000 at December 31, 1993. Contributing to the change in cash between years was cash provided by operating activities of $940,000 in 1994 and $330,000 in 1993. The two principal reasons for the cash provided by operating activities in 1994 were $428,000 realization of inventory and $667,000 progress payments received in advance of billings on work-in-process projects. The primary use of cash was the reduction of the Company's note payable bank and long-term mortgage obligation (see
Note 9 of the Notes to Consolidated Financial Statements).
Contributing to liquidity during 1993 was the sale of equipment for approximately $111,000. In addition, in 1993, the Company expended funds of approximately $86,000 for environmental compliance costs and $404,000 was used to reduce the note payable bank and long-term debt. At December 31, 1994, the Company had a deficiency in working capital of $1,371,000 as compared to a deficiency of $246,000 at December 31, 1993. During 1994 certain 1993 long-term liabilities were reclassified as current liabilities.

At December 31, 1994, the Company completed two years of the six-year
License Agreement with a privately owned manufacturer of environmental conditioning equipment ("Licensee"), which authorized the Licensee to manufacture and sell environmental test chambers and other equipment under the "Tenney" name with the Company retaining the right to manufacture such products. (See Notes 3 and 4 of the Notes to Consolidated Financial
Statements.)

The Company's operations now consist of manufacturing through its DynaTenn, Inc. subsidiary (d/b/a "DynaVac") diversified vacuum systems for space simulation, optic coating and plasma treatment for medical labware and servicing, refurbishing, upgrading and installing environmental equipment and earning license and technology fees and rental income.

To provide additional funds in 1993 and to assist the Licensee in the startup of production, in accordance with the license agreement, the Licensee purchased approximately $500,000 of usable inventory from the Company. The
Licensee also assumed a certain long-term equipment obligation of the Company in the amount of approximately $25,000.

During 1994, the Licensee, in order to continue to reduce its overdue obligations to the Company, has made weekly payments to the Company. As at December 31, 1994, the Licensee has become current with its obligations and weekly payments stopped during February, 1995. At December 31, 1993, the
Company and Licensee were disputing certain invoices. This dispute has been resolved in 1994 and the provision provided for in 1993 proved adequate and was closed. Any future payment delays by Licensee constitute an event which would permit the Company to declare a default under and to terminate the License Agreement and other agreements with the Licensee.
These rights the Company has not exercised to date.

In 1993, the Company sold manufacturing equipment relating to its discontinued activities to an auctioneer for $100,000. The gain on this sale of approximately $93,000 was added to the restructuring provision. During
1994, there were no additional costs related to discontinued activities; and accordingly, any remaining provisions were closed.

The Company terminated its manufacturing operation at the Union Facility during February 1993. To ensure that all orders were completed, the Company in 1992 entered into a Subcontract Agreement with the Licensee to finish any orders which were not completed prior to the cessation of the manufacturing operations at the Union Facility. During 1993, the Licensee completed manufacturing on all orders which were sent to it for completion. During
1994 the Company completed all orders that were pending final completion as at December 31, 1993, and converted them into receivables. A portion of such funds are committed to reduce the Company's short-term indebtedness to its bank under the Settlement Agreement. (See Note 9 of the Notes to Consolidated Financial Statements.)

Prior to the cessation of manufacturing at the Union Facility, the Company participated in a multi-employer pension plan. Due to the cessation of manufacturing operations at the Company's Union Facility (see Note 3 of the Notes to Consolidated Financial Statements), the Company ceased being a participant in the multi-employer pension plan in February 1993.
Under the Multi-Employer Pension Plan Amendments Act of 1980, a Company may, under certain circumstances, become subject to liabilities in excess of contributions made under its collective bargaining agreement. Generally, a liability may be incurred upon the termination, withdrawal or partial withdrawal from an underfunded plan which would be based upon a formula specified by the plan.

During the fourth quarter of 1993, the Company received a demand from the Sheet Metal Workers' National Pension Fund (the "Fund"), that it make payment of $529,743.28 as a result of the Company's withdrawal from the Fund. The demand is for 18 quarterly payments of $33,879.28 except for a final payment of $32,797.59, with the initial payment to be made by January 19, 1994. The Company did not make the January 19, 1994 payment.
In a letter dated March 16, 1994, the Fund advised the Company that it was delinquent in making its first withdrawal liability payment and that failure to correct the delinquency within sixty days will constitute a default.

The Company engaged counsel to advise it with respect to these matters.
On or about December 8, 1994 the Company received a modified calculation from the Fund lowering the principal amount of the withdrawal liability to $502,665.64. During the month of November, 1994 the Company started to tender monthly payments in an amount substantially less than demanded by the Fund. The balance sheet presentation of the obligation to the Fund reflects the obligation being due in installments. (See Note 12 of the Notes to Consolidated Financial Statements.)

In April 1991, the Company entered into a Technology Transfer Agreement with an entity in the People's Republic of China. This agreement is for a period of eight years and provides for payments to the Company upon the completion of certain milestones. The total contract fee is $1,200,000
(see Note 14 of the Notes to Consolidated Financial Statements) of which the Company received cash of approximately $0, $149,000, $165,000 and $360,000 in 1994, 1993, 1992 and 1991, respectively. The Company is not dependent upon the Licensee to fulfill its obligation under this agreement.
(See Note 14 of the Notes to Consolidated Financial Statements.)

Management believes that during 1995 the Company will be able to satisfy its cash requirements for normal operations, bank debt under the Settlement
Agreement and to reduce accounts payable obligations which are beyond the terms extended. The Company must reduce or eliminate its multi-employer pension liability and/or obtain favorable installment payment terms.
Failure to achieve such reductions or to obtain favorable installment payment terms will have a material adverse effect on the Company.
The Company has been able to generate a positive cash flow from its normal business activities. In addition, the Licensee, achieving a sales level comparable to what the Company had been able to attain in recent years, will be able to provide the Company with a stream of funds from license fees. The Company expects the Licensee to perform under the terms of the License and related agreements. Additionally, the Company must complete its open order backlog in a timely manner and then collect on such receivables.



RESULTS OF OPERATIONS

Total net revenue from continuing operations of $7,159,000 for 1994 compares to 1993 net revenue of $7,564,000.

Product and product-related net revenue for 1994 and 1993 was $5,108,000 and $5,584,000, respectively. The decline in net revenue within this classification, between years, was primarily due to activities which were discontinued. Vacuum system revenue increased by approximately $500,000 due primarily to several large orders received during the fourth quarter of 1994, which will be substantially completed during 1995.
License fees earned of approximately $275,400 and $319,000 during the years 1994 and 1993, respectively, were included in this revenue classification. Net revenue for 1994 and 1993 includes revenue of approximately $20,000 and $84,000, respectively, related to the Technology Transfer Agreement.
(See Note 14 of the Notes to Consolidated Financial Statements.)

Service-related revenues of $1,448,000 for the year 1994 compares to 1993 revenues of $1,322,000. The 1994 service revenue included revenue from the Company's Leased Employee Agreement with the Licensee of approximately $121,000. Service revenue in 1994 was favorably affected when the Company was able to continue a program of upgrading and retrofitting older equipment for existing customers.

Revenue related to the sale of parts totaled $603,000 and $658,000 for the years ended December 31, 1994 and 1993, respectively. The decrease in the 1994 parts revenue was due primarily to a large shipment in 1993 of parts to an entity in China which was not repeated.
The Company currently has a Technology Transfer Agreement with this entity.
(See Note 14 of the Notes to Consolidated Financial Statements.)

The Company's order backlog at December 31, 1994 and 1993 was approximately
$5,300,000 and $2,100,000, respectively. The increase in backlog is primarily due to the Company's DynaVac subsidiary.

The total cost of sales as a percentage of net revenue was 76% for the year
1994 and compares to 92% for the year 1993.

The 1994 cost of sales related to product and product-related sales were approximately 83% as compared to 99.5% for 1993. The decrease in the cost of sales percentage between years was primarily due to the completion of activities related to the restructuring and discontinued businesses during the first part of 1994, which then, during the second half of 1994, enabled the Company to pursue additional billable service opportunities.

Service cost of sales as a percentage of sales was 64% and 77% for the years ending December 31, 1994 and 1993, respectively. The decrease in the cost of sales percentage between years was due primarily to the ending of activities associated with the restructuring and discontinued businesses which enabled the Company to continue to initiate cost containment programs.

Cost of sales as a percentage of sales during 1994 for parts was 46% and compares to 63% for the year 1993. The decrease in the cost of sales percentage in the 94/93 comparison was due primarily to the continuation of inventory control programs.

Selling and administrative expenses were $1,942,000 and $1,961,000 for 1994 and 1993, respectively. The decrease in the 1994/93 period was due primarily to the restructuring. As a percentage of total net revenue, selling and administrative expenses were 27% and 26% for 1994 and 1993, respectively.

In 1992 a provision was recorded for the cessation of manufacturing at the Union Facility in February 1993. The provision included severance and statutory payments, write-downs of inventories to estimated realizable values, outside professional fees and other expenses that would be associated with the discontinuance of this manufacturing facility. During
1994,there were no additional provisions related to the restructuring. All costs relating to the restructuring were charged against the provisions and all provisions were closed.

Interest expense was $367,000 in 1994 and reflects a decrease of $87,000 from the 1993 interest expense of $454,000. The decrease is due to the lower debt level between years and the reduction of $65,000 interest forgiveness under the Settlement Agreement with the bank reached in December, 1994. (See Note 9 of the Notes to Consolidated Financial
Statements.)

Gain on the exchange of property in lieu of foreclosure and principal debt forgiveness was $1,684,000. The Company recognized a gain of $1,460,000 on the conveyance of the Union Facility to the bank under the Settlement
Agreement. In addition, the Company recognized $224,000 of principal debt forgiveness and $65,000 of interest forgiveness which was applied to interest expense. (See Note 9 of the Notes to Consolidated Financial
Statements.)

Other income, net was $66,000 and $48,000 in 1994 and 1993, respectively.
Other income in 1994 was comprised of interest income related to the Company's installment receivables. (See Note 6 of the Notes to Consolidated
Financial Statements.)

At December 31, 1994, the Company had available for tax reporting purposes net operating loss carryforwards of approximately $4,200,000, expiring through 2008. (See Note 10 of the Notes to Consolidated Financial
Statements.) Effective January 1, 1993, the Company has adopted the Statement of Financial Accounting Standards ("SFAS No. 109"),
"Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. The new standard requires the Company to reflect on its balance sheet the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences.
The Company has not reflected any future tax benefits on its balance sheet since the realization of any such benefits is dependent on the Company's return to profitability. The cumulative effect to January 1, 1993 of the adoption of SFAS No. 109 was immaterial. As permitted by SFAS No. 109, prior year's financial statements have not been restated.

The net income for 1994 was $1,146,000 as compared to the net (loss) of $(2,319,000) in 1993.

During June, 1994, the American Stock Exchange received approval from the
Securities and Exchange Commission to strike the Company's Common Stock from listing and registration on the Exchange. June 24, 1994, was the last day the Company's Common Stock was traded on the Exchange. Currently, the Company has its Common Stock traded on the Nasdaq
Stock Market OTC Bulletin Board under the symbol "TNGI".

MARKET FOR COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS


           The stock of Tenney Engineering, Inc. had been traded on the
American Stock Exchange under the symbol "TNY" from December 2, 1958 through June 24, 1994.  From June 25, 1994 the stock of Tenney Engineering,
Inc. has been traded on the Nasdaq Stock Market OTC Bulletin Board under the
symbol "TNGI".   The approximate number of holders of record of the
Company's Common Stock at December 31, 1994 was 1,114. The following table sets forth the range of high and low closing prices for transactions.


                           PRICE RANGE OF COMMON STOCK

                                    1994                       1993

                                High       Low             High       Low

           First Quarter        3/8        1/4              1         5/8

           Second Quarter       5/16       1/8             3/4        5/16

           Third Quarter        3/8        1/16            11/16      3/16

           Fourth Quarter       1/4        3/64            1/2        1/4


           It has been the Company's policy not to pay cash dividends.







A copy of the Company's 1994 report filed with the Securities and Exchange Commission, on Form 10-KSB, is available to shareholders on request. It may be obtained by writing Martin Pelman, Treasurer, Tenney
Engineering, Inc., 1090 Springfield Road, P.O. Box 3142,
Union, New Jersey 07083-1942.




          REGISTRAR AND TRANSFER AGENT

   Continental Stock Transfer & Trust Company
                 New York, N.Y.



                   ACCOUNTANTS

               Zeller Weiss & Kahn
               Mountainside, N.J.
